Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295202

PROSPECTUS

PAVmed Inc.

9,230,786 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of 9,230,786 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in “Selling Stockholders” below.

In February 2026, we sold to certain accredited investors (the “Investors”), in a private placement, (i) 30,000 shares of Series D convertible preferred stock, par value $0.001 per share (the “Series D Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase an additional 30,000 shares of Series D Preferred Stock, with each Investor receiving 100 shares of Series D Preferred Stock and a warrant to purchase 100 shares of Series D Preferred Stock for each $100,000 of its investment (the “Private Placement”). In March 2026, the 30,000 outstanding shares of Series D Preferred Stock sold in the Private Placement were converted in accordance with their terms into 4,615,393 shares of our common stock. Upon exercise of the Warrants, in lieu of issuing Series D Preferred Stock, we may (and intend to) issue to the holders the number of shares of our common stock that would be issuable to the holders upon conversion of the Series D Preferred Stock underlying the Warrants. The shares of common stock offered by this prospectus consist of the 4,615,393 shares of common stock issued upon conversion of the Series D Preferred Stock and the 4,615,393 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants. For more information, see “The Private Placement” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We may receive up to $30,000,000 to the extent the Warrants are exercised. We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock offered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The timing and amount of any sales are within the sole discretion of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to its sale of shares. For more information, see “Plan of Distribution” below.

Our common stock is listed on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “PAVM.” On April 28, 2026, the last reported sale price of our common stock was $8.85 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 9 in this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this prospectus, the selling stockholders may, from time to time, sell the securities offered by them as described in this prospectus.

This prospectus incorporates by reference important information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” on page 20 of this prospectus and “Information Incorporated by Reference” on page 20 of this prospectus. We also may add information to, or update or change information contained in, this prospectus through a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. It is important for you to read and consider all of the information contained in or incorporated by reference in this prospectus, as so supplemented or amended, before making any decision whether to invest in our securities.

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders can provide any assurance as to the reliability of any other information that others may give you. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects may have changed. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted.

MARKET AND INDUSTRY DATA

We obtained the market, industry and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included or incorporated by reference in this prospectus are reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed and incorporated by reference in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus, including PAVmed™, Lucid Diagnostics™, LUCID™, Veris Health™, VERIS™, EsoCheck®, EsoGuard®, EsoCheck Cell Collection Device®, Collect + Protect®, EsoCure Esophageal Ablation Device™, and PortIO™. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names.

ii

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein, contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future results and developments based on certain assumptions. All statements, other than statements of historical facts, contained in this prospectus, and in the documents incorporated by reference in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are not guarantees of future performance and actual results and developments may differ significantly from the results and developments discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following:

●	our limited operating history;
●	our financial performance, including our ability to generate revenue;
●	our ability to obtain regulatory approval for the commercialization of our products;
●	the ability of our products to achieve market acceptance;
●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
●	our potential ability to obtain additional financing when and if needed;
●	our ability to protect our intellectual property;
●	our ability to complete strategic acquisitions;
●	our ability to manage growth and integrate acquired operations;
●	the potential liquidity and trading of our securities;
●	our regulatory and operational risks;
●	cybersecurity risks;
●	risks related to health-related emergencies;
●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and
●	the other risks and uncertainties discussed or incorporated by reference in “Risk Factors.”

In addition, our forward-looking statements do not reflect the potential impact of any future financings, acquisitions, mergers, dispositions, joint ventures, or investments we may make. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein, completely and with the understanding actual results and developments may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

iii

PROSPECTUS SUMMARY

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “PAVmed,” the “Company” and “we,” “us” and “our” are to PAVmed Inc., a Delaware corporation, and its subsidiaries, including Lucid Diagnostics Inc., a Delaware corporation, or “Lucid Diagnostics” or “Lucid,” and Veris Health Inc., or “Veris Health” or “Veris.”

Our Company

We are a diversified commercial-stage life sciences company operating in the medical device, diagnostics, and digital health sectors. We operate through multiple independently financed subsidiaries under a shared services model. Our strategy is to advance and commercialize innovative healthcare technologies through our subsidiaries while maintaining flexibility to structure financing at either the parent company level or the subsidiary level.

Our subsidiaries include Lucid Diagnostics, a commercial-stage cancer prevention medical diagnostics company that markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device, of which we are the largest voting stockholder, and Veris Health, a majority-owned digital health company focused on improving personalized cancer care during treatment and throughout survivorship through digital health tools and the development of an implantable physiological monitor designed to interface with the Veris Cancer Care Platform.

We continue to support the commercial expansion of EsoGuard through Lucid Diagnostics and to pursue strategic partnerships to expand adoption of the Veris Cancer Care Platform. In addition, we are developing a medical device portfolio, including our PortIO implantable intraosseous vascular access device and recently licensed endoscopic imaging technology from Duke University. We continue to evaluate opportunities to expand our portfolio through internal development and external licensing.

Recent Developments

Business

Medicare Coverage (Lucid)

In November 2024, Lucid submitted to MolDx its complete clinical evidence package in support of a request for reconsideration of the non-coverage language in the LCD to secure Medicare coverage for EsoGuard. The EsoGuard clinical evidence package included six new peer-reviewed publications: three clinical validation studies (two in the intended use population, one case control), two clinical utility studies, and one analytical validation study. The current LCD provides clear coverage criteria consistent with the ACG guidelines for esophageal precancer testing. The package was submitted as part of a request for reconsideration of the non-coverage language in the LCD to secure Medicare coverage for EsoGuard.

As part of the LCD reconsideration process, MolDx-participating Medicare Administrative Contractors convened a CAC Meeting regarding the LCD on September 4, 2025. At the meeting, eleven experts, including physicians across multiple specialties (GI, primary care, pathology), major society guideline co-authors (ACG, AGA) and industry leaders (American Foregut Society, American Society for Gastrointestinal Endoscopy), participated in this extensive discussion of the unmet clinical need with respect to early detection of esophageal precancer and the strength of the EsoGuard clinical validity and clinical utility data.

Medical Device Developments

In March 2026, we hired industry-veteran Joseph Virgilio to serve as our Chief Business Officer for Medical Devices. Prior to joining us, Mr. Virgilio held leadership roles at a diverse group of medical device companies over the course of his 25-year career.

In this capacity, Mr. Virgilio will oversee the development and commercialization of our current and future medical device portfolio. Such portfolio includes at this time the PortIO implantable intraosseous vascular access device, which is being developed as a means for infusing fluids, medications and other substances directly into the bone marrow cavity and from there into the central venous circulation. The portfolio also includes technology licensed by us from Duke University that involves a multi-modality probe combining with optical coherence tomography, as discussed below.

1

Endoscopic Imaging Technology

In February 2026, we entered into a definitive license agreement with Duke University, through a newly formed subsidiary, for the exclusive worldwide rights to technology involving a multi-modality probe combining angle-resolved low coherence interferometry with endoscopic imaging. This technology may be used to identify and facilitate treatment of advanced esophageal precancer (“dysplasia”) during upper endoscopy. The platform is designed to integrate with standard endoscopic procedures and may enable real-time assessment of esophageal tissue to guide clinical decision-making during the procedure. Additionally, as the diagnosis of dysplasia currently relies on biopsy-based approaches, which require tissue sampling and subsequent pathological review, this technology may provide a complementary approach to streamline the evaluation and treatment process.

Department of Veteran Affairs (Lucid)

In January 2026, Lucid announced that it has been awarded a contract by the U.S. Department of Veterans Affairs for EsoGuard expanding access to esophageal precancer testing across the nation’s largest integrated healthcare system, which serves more than nine million enrolled veterans annually. The contract is issued under the VA Federal Supply Schedule and includes pre-negotiated pricing for EsoGuard that matches the established Medicare payment rate determined by the Centers for Medicare & Medicaid Services (CMS), enabling VA hospitals and healthcare facilities nationwide to access EsoGuard through a single, national VA procurement framework.

Real-World Experience Data (Lucid)

In December 2025, Lucid announced results from an 18-month real-world experience evaluating EsoGuard and EsoCheck in approximately 12,000 patients. The analysis demonstrated high technical success rates, rapid procedure times, and appropriate physician utilization in routine clinical practice, consistent with previously reported clinical studies. The data are currently under peer review for publication.

Strategic Commercial Partnership (Veris)

In October 2025, we announced that Veris and The Ohio State University Comprehensive Cancer Center - The James Cancer Hospital and Solove Research Institute (“OSUCCC – The James”), a National Cancer Institute-Designated Comprehensive Cancer Center, launched the commercial phase of their long-term strategic partnership agreement. This transition to a commercial phase follows successful completion of a pilot program conducted at the OSUCCC -- The James.

Clinical Study Publications (Lucid)

In September 2025, a case series published in Gastroenterology & Hepatology highlighted four real-world cases in which EsoGuard facilitated the timely detection of either high-grade dysplasia or intramucosal carcinoma (T1a esophageal adenocarcinoma). In all four cases, the patients had no prior history of EGD, including one individual who had previously declined multiple EGD referrals. Following positive in-office EsoGuard results, each patient proceeded with endoscopic evaluation, which led to successful identification and eradication of disease in all cases. This case series underscores both the clinical utility of EsoGuard in detecting early-stage neoplasia and the ease with which the test can be integrated into standard office workflows to enhance screening uptake and early disease detection.

Russell 2000® and 3000® Indexes (Lucid)

On June 27, 2025, Lucid was added to the Russell 2000® Index and the Russell 3000® Index, following the 2025 annual reconstitution by FTSE Russell.

2

NCCN Clinical Practice Guidelines Update (Lucid)

In March 2025, Lucid announced that a recent update to the NCCN Guidelines® focused on Esophageal and Esophagogastric Junction Cancers (Version 1.2025) has added a new section on BE screening. The NCCN Guidelines® now reference professional society guidelines on BE screening, including the most recent ACG clinical guideline discussed above, which recommends non-endoscopic biomarker testing, such as EsoGuard performed on samples collected with EsoCheck, as an acceptable alternative to invasive upper endoscopy to detect esophageal precancer.

Highmark Reimbursement Approval (Lucid)

On March 13, 2025, Lucid announced that Highmark Blue Cross Blue Shield, an independent licensee of the Blue Cross and Blue Shield Association, has issued a positive coverage policy for non-invasive screening of esophageal precancer and cancer in New York state.

Financing and Marketplace

Series D Offering and Recapitalization; Series D Conversion

On February 3, 2026, we entered into subscription agreements (the “Subscription Agreements”) with the Investors and, pursuant to and concurrently with the execution of the Subscription Agreements, sold to the Investors, in the Private Placement, (i) 30,000 shares of Series D Preferred Stock and (ii) Warrants to purchase an additional 30,000 shares of Series D Preferred Stock, for an aggregate purchase price of $30 million, with each Investor receiving 100 shares of Series D Preferred Stock and a warrant to purchase 100 shares of Series D Preferred Stock for each $100,000 of its investment. For more information, see “The Private Placement” below.

On March 27, 2026, our stockholders approved the conversion of the Series D Preferred Stock into shares of our common stock. Promptly following such approval, 100% of the Series D Preferred Stock was converted in full into 4,615,393 shares of our common stock, at a conversion price of $6.50 per share. Upon exercise of the Warrants, in lieu of issuing Series D Preferred Stock, we may (and intend to) issue to the holder the number of shares of our common stock that would be issuable to the holder upon conversion of the Series D Preferred Stock underlying the Warrants.

Reverse Stock Split; Reduction in Authorized Shares

At a special meeting of our stockholders held on December 5, 2025, our stockholders approved a reverse stock split of our outstanding shares of common stock (the “Reverse Split”), at a specific ratio, ranging from 1-for-10 to 1-for-30, to be determined by our board of directors in its sole discretion, as well as an associated reduction in the number of shares of common stock we are authorized to issue from 250,000,000 shares to 25,000,000 shares (the “Reduction in Authorized Common Stock”).

Following the special meeting, our board approved a ratio of 1-for-30 for the Reverse Split. On December 30, 2025, in order to effect the Reverse Split and the Reduction in Authorized Common Stock, we filed a certificate of amendment to our certificate of incorporation, as amended, pursuant to which the Reverse Split and the Reduction in Authorized Common Stock became effective on Friday, January 2, 2026.

The purpose of the Reverse Split was to help us regain compliance with the $1 minimum bid requirement for continued listing on the Nasdaq Capital Market, which we did, as discussed below. All shares and per share amounts set forth in this prospectus give effect to the reverse stock split.

NASDAQ Compliance

On January 21, 2026, we received a notification letter from the Nasdaq Listing Qualifications department stating that we had regained compliance with the $1 minimum bid price requirement for continued listing on the Nasdaq Capital Market. Previously, on January 23, 2025, we had received a notification letter from the Nasdaq Listing Qualifications department stating that, for the prior 30 consecutive business days (through January 22, 2025), the closing bid price of our common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). Subsequently, Nasdaq determined that, from January 2, 2026 to January 19, 2026, the closing bid price of our common stock had been at $1 per share or greater and therefore we had regained compliance with Nasdaq Listing Rule 5550(a)(2).

3

Veris Financing (June 2025)

On June 23, 2025, Veris entered into subscription agreements (the “Veris June 2025 Subscription Agreements”) with certain accredited investors (the “June 2025 Investors”), pursuant to which Veris agreed to sell and the June 2025 Investors agreed to purchase 1,800,000 shares of Veris common stock and warrants to purchase 1,800,000 shares of Veris common stock, at a purchase price of $1.40 per share. On the same day, Veris consummated the offering, generating gross proceeds to Veris of approximately $2.5 million. The warrants become exercisable six months after issuance and expire on the earlier of (i) the five-year anniversary of the initial exercise date and (ii) the 60th day following receipt by Veris of FDA approval of its implantable physiological monitor. The warrants have an exercise price of $1.40 per share, subject to adjustment under certain circumstances.

PAVmed/Veris Financing (February 2025)

On February 18, 2025, we and Veris entered into subscription agreements (the “Veris February 2025 Subscription Agreements”) with certain accredited investors (the “February 2025 Investors”), pursuant to which we agreed to sell and the February 2025 Investors agreed to purchase 85,812 shares of our common stock and pre-funded warrants to purchase 25,225 shares of our common stock, at a purchase price of $21.345 per share or warrant share (as applicable). In addition, Veris agreed to issue to each February 2025 Investor approximately 6.098 shares of Veris common stock for each share or warrant share (as applicable) purchased by such February 2025 Investor, for an aggregate of 677,143 shares of Veris common stock. On February 21, 2025, we consummated the offering, generating gross proceeds to us of $2.37 million. The Pre-Funded Warrants were exercised as of June 19, 2025.

PAVmed ATM

On April 17, 2025, we entered into a sales agreement with Maxim Group LLC (“Maxim”) for up to $2.88 million of our common stock that may be offered and sold from time to time in an “at-the-market offering.” We will pay Maxim a commission of 3.0% of the aggregate gross sales prices of the shares.

Lucid Diagnostics — Underwritten Public Offering (April 2026)

On April 24, 2026, Lucid closed on the sale of 18,000,000 shares of its common stock in an underwritten public offering at a price of $1.00 per share. The net proceeds from the offering, after deducting the underwriting discount and other expenses of the offering, were approximately $16.8 million.

Lucid Diagnostics — Confidentially Marketed Public Offering (September 2025)

On September 11, 2025, Lucid closed on the sale of 28,750,000 shares of its common stock in an underwritten public offering at a price of $1.00 per share. The net proceeds from the offering, after deducting the underwriting discount and other expenses of the offering, were approximately $27.0 million.

Lucid ATM Facility

On May 30, 2025, Lucid entered into a sales agreement with Maxim for up to $25 million of Lucid common stock that may be offered and sold from time to time in an “at-the-market offering.” As of March 27, 2026, Lucid had sold 4,161,747 shares in at-the-market offering for net proceeds of approximately $5.3 million, after payment of 3% commissions.

Corporate History

We were incorporated in Delaware on June 26, 2014. Our business address is 360 Madison Avenue, 25th Floor, New York, New York 10017, and our telephone number is (917) 813-1828. Our corporate website is www.pavmed.com. The information contained on, or that can be assessed through, our corporate website is not incorporated by reference into this prospectus supplement and you should not consider information on our corporate website to be part of this prospectus supplement or in deciding whether to purchase our securities.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, as more fully described in “Risk Factors” beginning on page 9 and in Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K, which is incorporated herein by reference. As a result, we may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy and to become profitable. Those risks and uncertainties include the following:

4

Risks Related to Financial Position and Capital Resources

●	We have incurred operating losses since our inception and may not be able to achieve profitability.
●	We have concluded there is substantial doubt of our ability to continue as a going concern and our independent registered public accounting firm’s report on our financial statements contains an explanatory paragraph describing our ability to continue as a going concern.
●	We and our subsidiaries have faced significant challenges raising capital under the current market conditions.
●	There can be no assurance that our common stock will continue to trade on the Nasdaq Capital Market or another national securities exchange.
●	Our subsidiary Lucid may issue shares of its common and/or preferred stock in the future. These events could reduce the percentage equity interest of PAVmed in Lucid, and thereby reduce its influence over matters subject to a shareholder vote and otherwise adversely affect your investment in PAVmed.
●	Servicing our indebtedness may require a significant amount of cash, and the restrictive covenants contained in the documents that govern our indebtedness and preferred stock could adversely affect our business plan, liquidity, financial condition, and results of operations.

Risks Associated with Our Business

●	We will need substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce, eliminate or abandon growth initiatives or product development programs.
●	The markets in which we operate are highly competitive, and we may not be able to effectively compete against other providers of medical devices, particularly those with greater resources.
●	We have finite resources, which may restrict our success in commercializing our current products and other products we may develop, and we may be unsuccessful in entering into or maintaining third-party arrangements to support our internal efforts.
●	If we are unable to deploy and maintain effective sales, marketing and medical affairs capabilities, we will have difficulty achieving market awareness and selling our tests and other products.
●	Our products may never achieve market acceptance.
●	Recommendations, guidelines and quality metrics issued by various organizations may significantly affect payors’ willingness to cover, and healthcare providers’ willingness to prescribe, our products.
●	We or our third-party manufacturers may not have the manufacturing and processing capacity to meet the production requirements of clinical testing or consumer demand in a timely manner.
●	If demand for our EsoGuard test grows, we may lack adequate facility space and capabilities to meet increased processing requirements. Moreover, if these or any future facilities or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.
●	We may make investments in products we have not yet developed, and those investments may not be realized.
●	Our products and services may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, thereby harming our business.
●	Our products and services may cause serious adverse side effects or even death or have other properties that could delay or prevent their regulatory approval, limit the commercial desirability of an approved label or result in significant negative consequences following any marketing approval.
●	Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.
●	We may not be able to protect or enforce our intellectual property rights, which could impair our competitive position.
●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.
●	Competitors may violate our intellectual property rights, and we may bring litigation to protect and enforce our intellectual property rights, which may result in substantial expense and may divert our attention from implementing our business strategy.

5

●	Our business may suffer if we are unable to manage our growth.
●	Our ability to be successful will be totally dependent upon the efforts of our key personnel.
●	Our officers and directors have fiduciary obligations to other companies and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business.
●	Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.
●	We may become the subject of various claims, threats of litigation, litigation or investigations which could have a material adverse effect on our business, financial condition, results of operations or price of our common stock.

Risks Associated with Healthcare Regulation, Billing and Reimbursement, and Product Safety and Effectiveness

●	If private or governmental third-party payors do not maintain reimbursement for our products at adequate reimbursement rates, we may be unable to successfully commercialize our products which would limit or slow our revenue generation and likely have a material adverse effect on our business.
●	Any future products or services we may develop may not be approved for sale in the U.S. or in any other country. In order to obtain approval, we may need to conduct clinical trials necessary to support a FDA 510(k) notice or PMA application will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit.
●	The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.
●	Even if we receive regulatory approval for any product we may develop, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.
●	Healthcare reform measures, including those targeting Medicare or Medicaid, could hinder or prevent our products’ commercial success.
●	If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.
●	Our medical products may in the future be subject to product recalls that could harm our reputation, business and financial results.
●	If our medical products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
●	If we are found to be promoting the use of our devices for unapproved or “off-label” uses or engaging in other noncompliant activities, we may be subject to recalls, seizures, fines, penalties, injunctions, adverse publicity, prosecution, or other adverse actions, resulting in damage to our reputation and business.

Risks Associated with Ownership of Our Common Stock

●	We may issue shares of our common and/or preferred stock in the future (including shares of our common stock upon exercise of the outstanding Series D warrants) which could reduce the equity interest of our stockholders and might cause a change in control of our ownership.
●	The holder of our debt has certain rights with respect to the shares in Lucid Diagnostics that we own, which may have a material impact on the return on any investment in shares of our common stock.
●	Our management and their affiliates control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.
●	A robust public market for our common stock may not be sustained, which could affect your ability to sell our common stock or depress the market price of our common stock.
●	Our stock price may be volatile, and purchasers of our securities could incur substantial losses.
●	Our outstanding warrants and other convertible securities may have an adverse effect on the market price of our common stock and the value of your investment in us.

6

●	We do not intend to pay any cash dividends on our common stock at this time.
●	We have made distributions of shares of Lucid common stock to our shareholders in the past, but there is no assurance we will do so in the future.
●	We are subject to evolving corporate governance and public disclosure expectations and regulations that impact compliance costs and risks of noncompliance.
●	We incur significant costs as a result of our and Lucid Diagnostics operating as public companies, and our management will be required to devote substantial time to compliance initiatives.
●	If we experience material weaknesses in our internal control over financial reporting in the future, our business may be harmed.
●	If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.
●	Provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Risks Associated with the Offering

●	Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.
●	Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.
●	Our outstanding options, warrants, convertible preferred stock and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.
●	Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

7

THE OFFERING

Issuer	PAVmed Inc.

Common stock to be offered by the selling stockholders	9,230,786 shares(1)

Common stock outstanding prior to this offering	7,272,739 shares(2)(3)

Common stock outstanding after giving effect to the issuance of the shares offered hereby	11,888,132 shares(1)(2)(3)

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We may receive up to $30,000,000 to the extent the Warrants are exercised. We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes.

Risk factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

Market for our common stock	Our common stock is currently traded on the Nasdaq Capital Market under the symbol “PAVM.”

_______________

(1)	This amount includes 4,615,393 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants. Upon exercise of the Warrants, in lieu of issuing Series D Preferred Stock, we may (and intend to) issue to the holders the number of shares of our common stock that would be issuable to the holders upon conversion of the Series D Preferred Stock underlying the Warrants.

(2)	Based on 7,272,739 shares of our common stock outstanding as of April 6, 2026 (inclusive of shares of common stock underlying unvested restricted stock awards).

(3)	This amount does not include, as of April 6, 2026, in addition to the shares issuable upon conversion of the Series D Preferred Stock underlying the Warrants, the following:

●	84,169 shares of our common stock that were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $197.07 per share;
●	3,467 shares of our common stock that were issuable upon conversion of our outstanding Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $1,350.00 per share; and
●	33,333 shares of our common stock that were issuable upon conversion of the 2026 Note (as described in “The Private Placement” below), assuming the principal of the 2026 Note was converted in full on such date at the conversion price of $450.00 per share (without taking into account the beneficial ownership limitation set forth therein).

The number of shares of common stock to be issued under the Series B Preferred Stock may be greater than the amount above, because dividends on the Series B Preferred Stock may be settled, at our option, through any combination of the issue of additional shares of Series B Preferred Stock, the issue of shares of our common stock, and the payment of cash, as described below.

In addition, as of April 6, 2026, 595,763 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under our Seventh Amended and Restated 2014 Long-Term Incentive Equity Plan (the “2014 Plan”), and 15,774 hares of our common stock were reserved for issuance, but not yet issued, under our Employee Stock Purchase Plan (the “ESPP”). The number of shares available under the 2014 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 5,556 shares, unless our board of directors provides for a lesser amount.

8

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you are urged to read and carefully consider the risks and uncertainties relating to an investment in our company set forth below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should read and carefully consider the risks and uncertainties discussed under the item “Risk Factors” in our most recent annual report on Form 10-K and in any of our subsequent quarterly reports on Form 10-Q, as well as the other information in such reports and the risks, uncertainties and other information in the other documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying base prospectus, as such reports and documents may be amended, supplemented or superseded from time to time by documents we subsequently file with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Associated with the Offering

Investors who buy shares of common stock from the selling stockholders at different times will likely pay different prices.

The selling stockholders may resell all, some or none of such shares at any time or from time to time in their sole discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes on their investment. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of future sales made by the selling stockholders at prices lower than the prices such investors paid for their shares in this offering.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock, including the shares issuable upon conversion of the Series D Preferred Stock underlying the Warrants, could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our outstanding options, warrants, convertible preferred stock and convertible notes, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

As of April 6, 2026, in addition to our outstanding shares of common stock and the shares issuable upon conversion of the Series D Preferred Stock underlying the Warrants:

●	84,169 shares of our common stock were issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $197.07 per share;
●	3,467 shares of our common stock were issuable upon conversion of our outstanding Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $1,350.00 per share; and
●	33,333 shares of our common stock were issuable upon conversion of the 2026 Note (as described in “The Private Placement” below), assuming the principal of the 2026 Note was converted in full on such date at the conversion price of $450.00 per share (without taking into account the beneficial ownership limitation set forth therein).

9

The number of shares of common stock to be issued under the Series B Preferred Stock may be greater than the amount above, because dividends on the Series B Preferred Stock may be settled, at our option, through any combination of the issue of additional shares of Series B Preferred Stock, the issue of shares of our common stock, and the payment of cash, as described below.

In addition, as of April 6, 2026, 595,763 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under our Seventh Amended and Restated 2014 Long-Term Incentive Equity Plan (the “2014 Plan”), and 15,774 shares of our common stock were reserved for issuance, but not yet issued, under our Employee Stock Purchase Plan (the “ESPP”). The number of shares available under the 2014 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless our board of directors provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 5,556 shares, unless our board of directors provides for a lesser amount.

Any issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Raising additional capital funding may result in substantial dilution to our stockholders or otherwise impair the value of our common stock.

We may seek to raise required additional capital through public or private equity or debt offerings, through loans, through arrangements with strategic partners or through other sources.

To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock. Any additional shares of our common stock or other securities convertible into or exchangeable for our common stock may be sold at prices lower (or higher) than the price paid by purchasers in this offering. Furthermore, sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

To the extent we raise additional capital by issuing debt securities or incurring loans, the holders of such securities or loans will have priority in payment over the holders of our equity securities. In addition, the terms of those debt securities or loan arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and could also require us to incur substantial interest expense.

10

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We may receive up to $30,000,000 to the extent the Warrants are exercised. We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes.

11

THE PRIVATE PLACEMENT

On February 3, 2026, we entered into the Subscription Agreements with the Investors and, pursuant to and concurrently with the execution of the Subscription Agreements, sold to the Investors, in the Private Placement, (i) 30,000 shares of Series D Preferred Stock, and (ii) Warrants to purchase an additional 30,000 shares of Series D Preferred Stock, for an aggregate purchase price of $30 million, with each Investor receiving 100 shares of Series D Preferred Stock and a Warrant to purchase 100 shares of Series D Preferred Stock for each $100,000 of its investment.

Concurrently with the Private Placement, we redeemed all 16,962 shares of our then-outstanding Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and refinanced all $8,414,890 in principal and interest of our Senior Secured Convertible Note issued in September 2022 (the “2022 Note”), in consideration of a cash payment to the holder thereof (the “Holder”) of approximately $22,346,241 (which was made using proceeds from the sale of the Series D Preferred Stock), and the issuance to the Holder of an amended and restated 2022 Note (the “2026 Note”) with a principal amount of $15,000,000. The net proceeds of the Private Placement, taking into account the cash payments made in respect of the redemption of the Series C Preferred Stock and the 2022 Note, were approximately $7.6 million.

The Subscription Agreements contain customary representations, warranties, covenants and indemnities of us and the Investors.

Series D Preferred Stock

On March 27, 2026, our shareholders approved the conversion of the Series D Preferred Stock into shares of our common stock. Promptly following such approval, 100% of the Series D Preferred Stock was converted in full into 4,615,393 shares of our common stock, at a conversion price of $6.50 per share. As described below, we intend to issue shares of our common stock upon exercise of the Warrants and accordingly, we presently do not expect to issue any additional shares of Series D Preferred Stock.

Warrants

The key terms of the Warrants are as follows:

General. The Warrants entitle the holders thereof to purchase an aggregate of up to 30,000 shares of Series D Preferred Stock (the “Warrant Shares”) at an exercise price of $1,000 per share. Upon exercise of the Warrants, in lieu of issuing Series D Preferred Stock, we may (and intend to) issue to the holders the number of shares of our common stock that would be issuable to the holders upon conversion of the Series D Preferred Stock underlying the Warrants, or an aggregate of up to 4,615,393 shares. The Warrants expire on February 3, 2031.

Call Right. Commencing on the publication by Molecular Diagnostic Services Program (MolDx) of a draft local coverage determination that Lucid’s Esoguard product will be covered by Medicare, the Warrants will be callable by us at a price of $0.001 per Warrant Share. We may send written notice to the holders after such condition has been satisfied and, after receipt of such notice, the holders will have 30 days after the call notice to exercise the Warrants.

Beneficial Ownership Limitation. We will not issue any shares of our common stock or Series D Preferred Stock to a holder upon a holder’s exercise of a Warrant, and a holder will not be entitled to receive shares of our common stock or Series D Preferred Stock upon exercise of a Warrant, to the extent that, after giving effect to such issuance, such holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 4.99% (or 9.99%, in the case of certain holders that have elected such higher percentage) (the “Beneficial Ownership Limitation”) of the shares of our common stock outstanding immediately after giving effect to such exercise and the conversion of any such Series D Preferred Stock. A holder may from time to time increase the Beneficial Ownership Limitation, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase. A holder may not increase the Beneficial Ownership Limitation above 9.99% if the holder has acquired the Warrant with the purpose or effect of changing the control of our company.

12

2026 Note

The key terms of the 2026 Note are as follows:

General. The 2026 Note accrues interest at a rate of 15.0% per annum, payable in cash quarterly in arrears, and matures on February 3, 2029 (the “Maturity Date”), subject to the right of the noteholders to extend the Maturity Date under certain circumstances. The 2026 Note is required to be senior to all our other indebtedness, other than certain permitted indebtedness.

Security. The 2026 Note is secured by all the existing and future assets of us and our subsidiaries (but not any existing or future assets of Lucid), pursuant to the existing security agreement by and between us and the Holder (the “Security Agreement”).

Redemption — Company Option. At any time, we may redeem all, but not less than all, of the 2026 Note, in cash, at a price equal to the sum of the Conversion Amount (as defined in the 2026 Note) plus the amount of additional interest that would accrue under the 2026 Note assuming that the original outstanding principal of the 2026 Note remained outstanding through and including the Maturity Date (or, if earlier, the twenty-four month anniversary of such date) (the “Make-Whole Amount”).

Redemption — Change of Control. In connection with a Change of Control (as defined in the 2026 Note), a noteholder may require us to redeem all, or any portion, of the 2026 Note, in cash, at a price equal to the sum of the Conversion Amount plus the Make-Whole Amount.

Redemption — Event of Default. In connection with an Event of Default (as described below), the noteholder may require us to redeem all or any portion of the 2026 Note, in cash, at a price equal to 115% of the sum of the Conversion Amount plus the Make-Whole Amount. Upon the occurrence of certain Events of Default related to bankruptcy, we shall immediately redeem all of the 2026 Note, in cash, at the same redemption price.

Events of Default. The 2026 Note provides for certain Events of Default, including, among other things, any breach of the covenants described below and any failure of both Lishan Aklog, M.D., our Chairman and Chief Executive Officer, to serve as our Chief Executive Officer and Dennis McGrath, our President and Chief Financial Officer, to serve as our Chief Executive Officer or Chief Financial Officer.

Covenants. We will be subject to certain customary affirmative and negative covenants regarding the rank of the 2026 Note, the incurrence of indebtedness, the existence of liens, the repayment of indebtedness and the making of investments, the payment of cash in respect of dividends, distributions or redemptions, the transfer of assets, the maturity of other indebtedness, transactions with affiliates, changes in collateral and controlled accounts, among other customary matters. We also will be subject to financial covenants requiring that (i) the amount of our available cash will equal or exceed $5,000,000 as of each Measurement Date (as defined in the 2026 Note) (or, for any Measurement Date on or after July 1, 2026, $8 million), and (ii) the ratio of (a) the Outstanding Value of the 2026 Note to (b) the average VWAP of the shares of Lucid common stock held by us for the preceding 10 business days, will not exceed 65% (or, for any Measurement Date on or after July 1, 2026, 50%), provided that in no event shall the value of the shares of Lucid common stock held by us have a value of less than $20 million.

Voluntary Conversion; Beneficial Ownership Limitation. Any portion of the principal amount of the 2026 Note, plus accrued and unpaid interest and any late charges thereon or other charges due (the “Conversion Amount”), is convertible at any time, in whole or in part, at the noteholder’s option, into shares of our common stock at an initial fixed conversion price of $450.00 per share, subject to certain adjustments. A noteholder will not have the right to convert any portion of the 2026 Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain of its affiliates and other related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this percentage to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

13

Amendment Agreement

On February 3, 2026, we entered into an Amendment Agreement, dated (the “Amendment Agreement”) with the Holder, pursuant to which we agreed to the terms and conditions on which we would redeem all 16,962 shares of Series C Preferred Stock outstanding and refinance all $8,414,890 in principal and interest of the 2022 Note. In addition, under this agreement, we granted the Holder the right to receive from us 300,000 shares of Lucid common stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events), upon the earliest of (x) the Maturity Date, (y) the date the 2026 Note no longer remains outstanding and (z) such earlier date as we shall notify the Holder in writing, subject to the beneficial ownership limitation described in the Amendment Agreements. The Amendment Agreement also includes customary representations and warranties and customary covenants for an agreement of its type, as well as certain conforming amendments to the transaction documents under which the 2022 Note was issued, a prohibition on variable rate transactions and a mutual release between the parties.

Registration Rights Agreement

In accordance with the Subscription Agreements, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock issuable upon conversion of the Series D Preferred Stock. We filed the registration statement of which this prospectus forms a part in accordance with the Registration Rights Agreement.

The foregoing is only a summary of the material terms of the Subscription Agreements, the Series D Preferred Stock, the Warrants, the 2026 Note, the Amendment Agreement and the Registration Rights Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such summary is qualified in its entirety by reference to the full text of such documents, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

14

SELLING STOCKHOLDERS

This prospectus relates to the potential offer and sale from time to time of up to 9,230,786 shares of our common stock by the selling stockholders. The term “selling stockholders,” as used in this prospectus, includes the persons and entities listed in the table below, as well as their respective pledgees, donees, transferees, assignees, successors and others who later come to hold any interests in shares of our common stock offered by this prospectus other than through a public sale.

In accordance with the terms of the Registration Rights Agreements, this prospectus covers the 4,615,393 shares of common stock issued upon conversion of the Series D Preferred Stock sold in the Private Placement and the 4,615,393 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants sold in the Private Placement. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. For additional information regarding the issuance of the shares and terms of the Pre-Funded Warrants, see “The Private Placement” above.

The table below sets forth information about each selling stockholder. Except for the ownership of our securities or those of our subsidiaries, or as described in the footnotes to the table below, no selling stockholder has had any material relationship with us within the past three years.

The second column of the table lists the number of shares of common stock beneficially owned by each selling stockholder, as determined under Section 13(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, based on such selling stockholder’s ownership of shares of common stock as of April 6, 2026. Because the Warrants include the Beneficial Ownership Limitation, the beneficial ownership of each selling stockholder does not include certain of the shares of common stock ultimately issuable upon conversion of the Series D Preferred Stock underlying the Warrants.

The third column of the table lists the shares of common stock being offered by this prospectus by each selling stockholder. Such amount includes all shares issuable upon conversion of the Series D Preferred Stock underlying the Warrants. As a result, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by each selling stockholder as of April 6, 2026.

The fourth column of the table assumes the sale of all the shares offered by each selling stockholder pursuant to this prospectus.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Beneficial Ownership Before the Offering (1)			Maximum Number of Shares which may be offered pursuant to this Offering	Beneficial Ownership After Offering (1)
Name and Address of Holder (2)	Number of Shares		%	Number of Shares	Number of Shares	%
Tasso Partners, LLC(3)	912,996	(3)	12.55%	1,650,770	87,611	*
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(4)	500,049	(4)	6.87%	1,000,000	49	*
Two Seas Global (Master) Fund LP(5)	755,959	(5)	9.99%	923,078	—	0%
David S. Nagelberg 2003 Revocable Trust Dtd. 07/02/03(6)	461,539	(6)	6.35%	923,078	—	0%
Scopia Holdings LLC(7)	757,666	(7)	9.99%	892,308	—	0%
Craig Kallman 2015 Living Trust(8)	384,616	(8)	5.29%	769,232	—	0%
Greenleaf Partners Fund, LP(9)	615,386	(9)	8.12%	615,386	—	0%
Tom and Margaret Roberts Family Trust(10)	365,810	(10)	4.99%	615,386	667	*
Vicki N. Dols Irrevocable Trust dtd 12/22/20(11)	248,405	(11)	3.41%	461,540	—	0%
Scott V. Dols Irrevocable Trust dtd 11/13/20(11)	369,850	(11)	4.99%	461,540	—	0%
Brio Capital Master Fund Ltd. (12)	307,694	(12)	4.14%	307,694	—	0%
Scott Dols(11)	363,790	(11)	4.99%	230,770	—	0%
Pointillist Partners, LLC(13)	189,232	(13)	2.57%	189,232	—	0%
NuDay Capital, LLC(14)	83,078	(14)	1.14%	83,078	—	0%
Reza Keshavarz(15)	76,924	(15)	1.05%	76,924	—	0%
Beckerman Investment Group, LLC(16)	30,770	(16)	*	30,770	—	0%

_______________

*	Less than 1%.

(1)	Applicable percentage ownership is based on 7,272,739 shares of our common stock outstanding as of April 6, 2026 and based on 11,888,132 shares of our common stock outstanding after the offering.

15

(2)	Except as otherwise set forth below, the address of each beneficial holder is c/o PAVmed Inc., 360 Madison Ave., 25th Fl., New York, NY 10017.

(3)	Includes 912,996 shares of our common stock held by Tasso Partners, LLC (“Tasso”). The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Dana Carrera may be deemed to control Tasso and therefore may be deemed to beneficially own the shares of common stock held by Tasso. Ms. Carrera beneficially owns an additional 61,250 shares of our common stock. Tasso previously was party to a voting agreement with us, pursuant to which Tasso had agreed to vote for management’s nominees for director. The business address of Tasso and Ms. Carrera is P.O. Box 503, Rumson, NJ 07760.

(4)	Includes 500,049 shares of our common stock held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto B”). The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Ayrton Capital LLC (“Ayrton”), the investment manager to Alto B, has discretionary authority to vote and dispose of the shares held by Alto B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton, may also be deemed to have investment discretion and voting power over the shares held by Alto B. Ayrton and Mr. Khatri each disclaim any beneficial ownership of these shares. The business address of Alto B, Ayrton and Mr. Khatri is 55 Post Rd. West, 2nd Fl., Westport, CT 06880.

(5)	Includes (i) 461,539 shares of our common stock held by Two Seas Global (Master) Fund LP (“Two Seas”), and (ii) 294,420 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants held by Two Seas. The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Sina Toussi may be deemed to control Two Seas and therefore may be deemed to beneficially own the shares of common stock held by Two Seas. The business address of Two Seas and Mr. Toussi is 21 3rd St., Rye, NY 10580.

(6)	Includes 461,539 shares of our common stock held by the David S. Nagelberg 2003 Revocable Trust UA 07/02/03 (the “Nagelberg Trust”). The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. David S. Nagelberg may be deemed to control the Trust and therefore may be deemed to beneficially own the shares of common stock held by the Nagelberg Trust. Mr. Nagelberg beneficially owns an additional 85,425 shares of our common stock. The business address of the Nagelberg Trust and Mr. Nagelberg is c/o Graubard Miller, 405 Lexington Ave., 44th Fl., New York, NY 10174.

(7)	Includes (i) 446,154 shares of our common stock held by Scopia Holdings LLC (“Scopia”), and (ii) 311,512 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Scopia. The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Matthew Sirovich may be deemed to control Scopia and therefore may be deemed to beneficially own the shares of common stock held by Scopia. Mr. Sirovich beneficially owns an additional 7,552 shares of our common stock. The business address of Scopia and Mr. Sirovich is 152 W. 57th St., 33rd Fl., New York, NY 10019.

(8)	Includes 384,616 shares of our common stock held by the Craig Kallman 2015 Living Trust (the “Kallman Trust”). The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Craig Kallman may be deemed to control the Kallman Trust and therefore may be deemed to beneficially own the shares of common stock held by the Kallman Trust. The business address of the Kallman Trust and Mr. Kallman is 200 E. 62nd St., New York, NY 10065.

(9)	Includes (i) 307,693 shares of our common stock held by Greenleaf Partners Fund (“Greenleaf”), and (ii) 307,693 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Greenleaf. Zac Wydra may be deemed to control Greenleaf and therefore may be deemed to beneficially own the shares of common stock held by Greenleaf. Mr. Wydra beneficially owns an additional 28,300 shares of our common stock. The business address of Greenleaf and Mr. Wydra is 399 Park Ave., 27th Fl., New York, NY 10022.

(10)	Includes (i) 307,693 shares of our common stock held by the Tom and Margaret Roberts Family Trust (“Roberts Family Trust”), and (ii) 58,117 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by the Roberts Family Trust. The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Thomas J. Jordan may be deemed to control the Roberts Family Trust (and therefore may be deemed to beneficially own the shares of common stock held by the Roberts Family Trust. Thomas Roberts, a beneficiary of the Roberts Family Trust, owns an additional 667 shares of our common stock.

16

(11)	The beneficial ownership of Scott Dols includes (i) 115,385 shares of our common stock held by Scott Dols, (ii) 230,770 shares of our common stock held by the Vicki N. Dols Irrevocable Trust dtd 12/22/20 (the “Vicki Dols Trust”), and (iii) 17,635 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Scott Dols and the Vicki Dols Trust. The beneficial ownership of the Vicki Dols Trust includes (i) 230,770 shares of our common stock held by the Vicki Dols Trust, and (ii) 17,635 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by the Vicki Dols Trust. The beneficial ownership of the Scott V. Dols Irrevocable Trust dtd 11/13/20 (the “Scott Dols Trust”) includes (i) 230,770 shares of our common stock held by the Scott Dols Trust, and (ii) 139,080 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by the Scott Dols Trust. The beneficial ownership set forth in the table excludes shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants to the extent of the Beneficial Ownership Limitation contained in the Warrants. Scott Dols may be deemed to control the Vicki Dols Trust and therefore may be deemed to beneficially own the shares of common stock held by the Vicki Dols Trust. Vicki Dols may be deemed to control the Scott Dols Trust and therefore may be deemed to beneficially own the shares of common stock held by the Scott Dols Trust. Scott Dols and Vicki Dols are spouses. The business address of Scott Dols, Vicki Dols, the Vicki Dols Trust and the Scott Dols Trust is 19822 Wetherby Ln., Lutz, FL 33549.

(12)	Includes (i) 153,847 shares of our common stock held by Brio Capital Master Fund Ltd. (“Brio”), and (ii) 153,847 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Brio. Shaye Hirsch may be deemed to control Brio and therefore may be deemed to beneficially own the shares of common stock held by Brio. The business address of Brio and Mr. Hirsch is 100 Merrick Rd., Ste. 401W, Rockville Centre, NY 11570.

(13)	Includes (i) 94,616 shares of our common stock held by Pointillist Partners, LLC (“Pointillist”), and (ii) 94,616 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Pointillist. Jorey Chernett may be deemed to control Pointillist and therefore may be deemed to beneficially own the shares of common stock held by Pointillist. The business address of Pointillist and Mr. Chernett is 6222 Indianwood Trail, Bloomfield Hills, MI 48301.

(14)	Includes (i) 41,539 shares of our common stock held by NuDay Capital, LLC (“NuDay”), and (ii) 41,539 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by NuDay. Dennis Herrera may be deemed to control NuDay and therefore may be deemed to beneficially own the shares of common stock held by NuDay. The business address of NuDay and Mr. Herrera is 1412 Broadway, 21st Fl., New York, NY 10118.

(15)	Includes (i) 38,462 shares of our common stock held by Mr. Keshavarz, and (ii) 38,462 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Mr. Keshavarz.

(16)	Includes (i) 15,385 shares of our common stock held by Beckerman Investment Group, LLC (“Beckerman”), and (ii) 15,385 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying Warrants held by Beckerman. Mathew Beckerman may be deemed to control Beckerman and therefore may be deemed to beneficially own the shares of common stock held the Beckerman.

17

PLAN OF DISTRIBUTION

Pursuant to this prospectus, the selling stockholders may offer and sell, from time to time, 9,230,786 shares of our common stock, consisting of the 4,615,393 shares of common stock issued upon conversion of the Series D Preferred Stock sold in the Private Placement and the 4,615,393 shares of our common stock issuable upon conversion of the Series D Preferred Stock underlying the Warrants sold in the Private Placement. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;
●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

18

The selling stockholders may pledge or grant a security interest in some or all of the common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $44,832 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, or we may be entitled to contribution.

Once sold under this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “PAVM.”

19

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2025 and for the year then ended, which are incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2024 and for the year then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.pavmed.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the securities offered hereby:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (filed on March 27, 2026).
●	Current Reports on Form 8-K filed on January 23, 2026, February 4, 2026, and March 27, 2026.
●	Form 8-A filed on January 28, 2016 registering our common stock under Section 12(b) of the Exchange Act, and in any amendment or report filed under the Exchange Act for the purpose of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (filed on March 27, 2026).

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of the documents incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., 360 Madison Avenue, 25th Floor, New York, New York 10017, telephone number (917) 813-1828. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

20

9,230,786 Shares

PAVmed Inc.

Common Stock

_______________________

PROSPECTUS

_______________________

April 29, 2026